Exhibit 2.1

PURCHASE AGREEMENT

Dated as of June 16, 2010

by and between

LIGHTSPEED FINANCIAL, INC.

AND

TERRA NOVA FINANCIAL GROUP, INC.

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(continued)

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		Page

Section 9.10	Interpretation	52

Section 9.11	Expenses	53

Section 9.12	No Third Party Beneficiaries	53

Section 9.13	Severability	53

Section 9.14	Counterparts	53

Section 9.15	Specific Performance	53

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EXHIBITS AND SCHEDULES

Buyer Disclosure Schedule

Company Disclosure Schedule

Exhibit 2.4(b) – Buyer Note

Exhibit 3.2(a)(vi) – Non-Competition and Non-Solicitation Agreement

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 16, 2010 by and between Lightspeed Financial, Inc., a Delaware corporation (“Buyer”) and Terra Nova Financial Group, Inc., an Illinois corporation (the “Company”).

RECITALS

A. The Company is a holding company of businesses providing a range of products and services to professional traders;

B. Terra Nova Financial LLC, an Illinois limited liability company and wholly owned subsidiary of the Company (the “BD Subsidiary”) is engaged in the business of supporting professional traders with active trading, prime brokerage and clearing services (the “Business”);

C. The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, all of the limited liability company membership interests of BD Subsidiary owned by the Company (the “BD Interests”), which constitute one hundred percent (100%) of the outstanding limited liability company membership interests of BD Subsidiary, and certain operating assets and properties that are owned by the Company and used in the Business of BD Subsidiary, upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Asset Acquisition”);

D. The respective boards of directors of Buyer and the Company have each approved this Agreement and the Asset Acquisition;

E. The board of directors of the Company and the board of directors of Buyer have determined that the Asset Acquisition upon the terms and subject to the conditions set forth in this Agreement is advisable and in the best interests of their respective shareholders and recommended that their respective shareholders approve the Asset Acquisition;

F. Buyer and the Company desire to make to each other and not to any other person the representations, warranties, covenants and agreements specified in this Agreement; and

G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Buyer is entering into a Voting Agreement with a certain shareholder of the Company (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions

“Acquired Assets” is defined in Section 2.3(a).

“Acquisition Proposal” is defined in Section 6.10(g)(i).

“Action” means a claim, action, litigation, suit, proceeding, arbitration, audit, hearing or investigation, whether civil, criminal, administrative, investigative or informal.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Allocation Schedule” is defined in Section 2.5.

“Applicable Laws” means any and all applicable (a) federal, territorial, state, local and foreign laws, ordinances and regulations; (b) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances and regulations; (c) rules, guidelines or published interpretations of any Self-Regulatory Organization; and (d) Judgments.

“Asset Acquisition” has the meaning set forth in the recitals of this Agreement.

“Assets” means all properties, assets and rights of every kind, nature and description whatsoever, whether tangible or intangible, real, personal or mixed, fixed or contingent choate or inchoate, known or unknown, wherever located of the Company.

“Authority” means any domestic or foreign court, arbitrator, administrative or other governmental department, agency, commission, tribunal, authority or instrumentality, domestic (including federal, state or local) or foreign or any Self-Regulatory Organization, which has authority or jurisdiction over the Company or any of the Company Subsidiaries or any of their respective properties or assets, or Buyer or any of its properties or assets, as the case may be and the context of usage may require.

“BD Financial Statements” means (i) the Statements of Financial Condition of the BD Subsidiary as of December 31, 2008 and 2009, and the related Statements of Income, Statements of Changes in Member’s Equity, Statements of Changes in Liabilities Subordinated to Claims of General Creditors and Statements of Cash Flows of the BD Subsidiary, and the related notes thereto, for each of the fiscal years ended on December 31, 2008 and 2009, and (ii) the unaudited Balance Sheet of the BD Subsidiary as of March 31, 2010, and the unaudited Statement of Income of the BD Subsidiary for the three months ended March 31, 2010.

“BD Person” is defined in Section 4.9(c).

“BD Interests” has the meaning set forth in the recitals of this Agreement.

“BD Subsidiary” means Terra Nova Financial, LLC.

“Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and any profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded.

“Bill of Sale” is defined in Section 3.2(a)(iii).

“Board” means the board of directors of the Company.

“Board Recommendation” is defined in Section 4.19.

“Brokerage Fees” means the fees payable by the Company to Raymond James & Associates, Inc. and to B. Riley & Co., LLC in connection with the Contemplated Transactions.

“Business” has the meaning set forth in the recitals of this Agreement.

“Business Day” means any day except Saturday, Sunday or other day on which commercial banks in the City of Chicago, Illinois are authorized or required to close by law.

“Buyer Benefit Plans” means any Benefit Plan maintained or contributed to by the Buyer for employees of the Buyer.

“Buyer Disclosure Schedule” means the schedules of Buyer attached to this Agreement. Disclosure of any matter, fact or circumstance in any Section of the Buyer Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face.

“Buyer Material Adverse Effect” means a material adverse effect on Buyer and its Subsidiaries taken as a whole or on the ability of Buyer to timely perform its obligations under this Agreement or to consummate the Contemplated Transactions.

“Buyer Savings Plan” is defined in Section 6.7(c).

“Cash Measurement Time” is defined in Section 4.24.

“CFTC” means the Commodity Futures Trading Commission.

“Change in the Board Recommendation” is defined in Section 6.10(d).

“Closing” is defined in Section 3.1.

“Closing Cash Measurement Date” is defined in Section 4.24.

“Closing Date” is defined in Section 3.1.

“Closing Payment” is defined in Section 2.4(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common shares of the Company, $0.01 par value per share.

“Company Acquisition Agreement” is defined in Section 6.10(d).

“Company Articles” is defined in Section 6.9(a).

“Company Benefit Plans” means any Benefit Plan maintained or contributed to by the Company or any Company Subsidiary for Employees of the BD Subsidiary, but excluding any Employment Agreements.

“Company Bylaws” is defined in Section 6.9(a).

“Company Contracts” is defined in Section 2.1.

“Company Disclosure Schedule” means the schedules of the Company delivered by Company to Buyer concurrently with the execution of this Agreement. Disclosure of any matter, fact or circumstance in any Section of the Company Disclosure Schedule shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding Sections of this Agreement and such other representations, warranties and covenants solely to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other Section reasonably clear on its face.

“Company Insurance Policies” is defined in Section 4.23.

“Company Intellectual Property” means any Intellectual Property presently owned or licensed by the Company or the BD Subsidiary that is used in the Business and/or in any service, product, technology or process (i) currently being used, manufactured or marketed by the Company or the BD Subsidiary in connection with the Business or (ii) currently under development for possible future manufacturing, marketing or other use by the Company or the BD Subsidiary in connection with the Business.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, or effect (including for these purposes, the inclusion of negative disclosures on the Company’s Form BD as filed with the SEC after the date of this Agreement and as reflected on

FINRA’s Broker Check after the date of this Agreement) which, individually or in the aggregate, is, or is reasonably likely to become, (a) materially adverse to the business, results of operations, or financial condition of the BD Subsidiary or the Acquired Assets taken as a whole, or (b) that has a materially adverse effect on the ability of the Company to timely perform its obligations hereunder or consummate the Contemplated Transactions; other than, in each case (and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect), any event, occurrence, fact, condition, change, or effect resulting or arising from (1) any changes in any Applicable Law, provided that such changes do not have a materially disproportionate effect on the BD Subsidiary, relative to other entities operating similar lines of business, (2) any changes in financial, banking, insurance or securities markets (including any disruption thereof and any decline in the price of any security or any market index), provided that such changes do not have a materially disproportionate effect on the BD Subsidiary, relative to other entities operating similar lines of business, (3) changes affecting the BD Subsidiary’s industry in general, provided that such changes do not have a materially disproportionate effect on the BD Subsidiary, relative to other entities operating similar lines of business, (4) actions in connection with, or attributable to the announcement of this Agreement and the transactions contemplated by this Agreement, (5) Buyer’s announcement or other communication by Buyer of its plans or intentions with respect to the Company or any of its Subsidiaries and any other acts or omissions of Buyer, (6) acts or omissions of the Company or BD Subsidiary prior to the Effective Time taken at the written request of Buyer or with the written consent of Buyer, (7) the existence and effect of any item disclosed in the Company Disclosure Schedule or any SEC Report, (8) changes in general United States or global economic and social conditions, including acts of sabotage or terrorism, or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, provided that such changes or engagement do not have materially disproportionate effect on the BD Subsidiary, relative to other entities operating similar lines of business, (9) if any of the eleven (11) customers of the BD Subsidiary set forth in Section 1.1 of the Company Disclosure Schedule shall cease to be a customer of the BD Subsidiary prior to the Closing for any reason other than Trading Losses or unsecured margin balances or (10) the loss of any customers as a result of the activities described in item number 4 of Section 6.2 of the Company Disclosure Schedule. Without limiting the generality of the foregoing, actual losses relating to trading losses (including losses relating to customer accounts, whether related to margin calls, failure of account risk management controls, trading technologies or otherwise) or regulatory matters (including fines and penalties imposed by an Authority) (collectively, “Trading Losses”) greater than $1,000,000 shall in all cases be deemed to be a Company Material Adverse Effect.

“Company Related Persons” is defined in Section 8.6(c).

“Company Savings Plan” is defined in Section 6.7(c).

“Company Subsidiary” is defined in Section 4.3.

“Company’s Knowledge” means the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Schedule, based on such reasonable inquiry as is consistent with their respective position (which inquiry shall include an inquiry of such individuals’ direct reports).

“Confidentiality Agreement” means the confidentiality letter agreement, dated as of September 29, 2008, as amended December 16, 2009, by and between the Company and Buyer.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Continuing Employees” is defined in Section 6.7(b).

“Contract” means any note, bond, indenture, mortgage, deed of trust, contract, lease, instrument, license, consensual obligation, undertaking or other agreement (whether written or oral and whether express or implied), whether or not legally binding.

“Control” means the possession, directly or indirectly, of the affirmative power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or management structure of such Person, or otherwise).

“Employee” means any individual who is employed by the Company or the BD Subsidiary in connection with the Business as of the time in question, whether actively at work or on approved leave of absence.

“Employment Agreement” means a Contract with or addressed to any Employee or pursuant to which the Company or the BD Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services of an Employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all of the equity interests of SC QuantNova Research SRL, cash and cash equivalents of the Company, books and records of the Company, tax refunds, claims and receivables, including without limitation any net operating losses, and insurance policies.

“Financial Statements” means the Consolidated Balance Sheets as of December 31, 2008 and 2009 and March 31, 2010 and the Consolidated Statement of Income, Consolidated Statement of Cash Flows and Consolidated Statement of Shareholders’ Equity of the Company, and the related notes thereto, for each of the fiscal years ended on December 31, 2008 and 2009, as amended, and for the three months ended March 31, 2010, each of which is included in the SEC Reports.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substance” is defined in Section 4.28.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“IBCA” means the Illinois Business Corporation Act.

“Income Tax” means any U.S. federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means, with respect to any Person, any indebtedness for borrowed money.

“Indemnified Persons” is defined in Section 6.8(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, designs, logos, slogans, Internet domain names, key words and other indicia of source or origin, and general intangibles of like nature, together with all goodwill, registrations and applications related to any of the foregoing; (b) patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); (c) copyrights and other works of authorship (including any registrations and applications for any of the foregoing); (d) software; data, databases and other collections of data; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; and (e) other similar proprietary rights.

“Intellectual Property Assignments” is defined in Section 3.2(a)(iv).

“Investment Advisors Act” means the Investment Advisors Act of 1940, as amended.

“Investor Warrants” means those certain Common Stock Purchase Warrants dated May 16, 2006 issued by the Company to purchase 13,112,902 shares of Common Stock of the Company.

“IRS” means the Internal Revenue Service.

“Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements (other than settlement agreements under which there are no continuing obligations) or awards of any Authority.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other statute, law, Order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any lien, encumbrance, pledge, mortgage, security interest, claim under bailment, or storage contract.

“Material Contracts” is defined in Section 4.13(a).

“Material Stockholder” means any Person that owns more than 5% of the outstanding equity securities of the Company.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to ERISA.

“Multiple Employer Plan” means a pension plan subject to ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“New Non-Disclosure Agreements” is defined in Section 6.7(a).

“NFA” means the National Futures Association.

“Non-Competition and Non-Solicitation Agreement” is defined in Section 3.2(a)(vi).

“Option” means each option and warrant to purchase a share of Common Stock, granted under the Company stock option and warrant plans.

“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Authority or by any referee, arbitrator or mediator.

“Other Warrants” means those certain Common Stock Purchase Warrants issued by the Company to purchase 600,934 shares of Common Stock of the Company that are neither Investor Warrants nor warrants issued under the Company Warrant Incentive Plan.

“Patriot Act” is defined in Section 4.9(e)(v).

“Permits” means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Applicable Laws.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith for which adequate reserves have been established in accordance with GAAP; (b) Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by Applicable Laws incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith for which adequate reserves have been established in accordance with GAAP; (c) Liens relating to the possession by a Company Subsidiary of customer funds or securities; (d) Liens disclosed or reflected on the Financial Statements and Liens incurred since March 31, 2010 of the kind and magnitude disclosed or reflected on the Financial Statements none of which are or will be materially adverse; (e) immaterial Liens incurred in the ordinary course of business which do not, individually or in the aggregate, materially impair use of the related asset as presently used in the Company and the Company Subsidiaries, taken as a whole; and (f) the Sixth Amended and Restated Operating Agreement of BD Subsidiary.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

“Proprietary Trading Platform” means Tradient Pro, a Level II trading platform that previously offered real-time, streaming data and a wide array of trading features; Tradient Plus, a streaming Level I software product that previously offered equity and options trading features; and Tradient Web, a browser-based trading system that previously provided anytime, anywhere access to quotes, research, charting tools and other resources to help traders trade the market online.

“Proxy Statement” is defined in Section 6.9(b).

“Purchase Price” is defined in Section 2.4.

“Required Buyer Regulatory Approvals” is defined in Section 5.3(b).

“Required Company Regulatory Approvals” is defined in Section 4.6(b).

“Required Company Third-Party Consents” means those consents, notices and waivers set forth in Section 7.2(f) of the Company Disclosure Schedule.

“Required Regulatory Approvals” is defined in Section 5.3(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all of the reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements and the Financial and Operational Combined Uniform Statement, or FOCUS, reports), schedules and registration statements of the Company (or BD Subsidiaries, with respect to the FOCUS report) filed with the SEC after December 31, 2008 and before the date of this Agreement and that were provided to Buyer by the Company or are publicly available on the website of the SEC. For purpose of qualifying any representations or warranties contained in Section 4 of this Agreement, if there is an inconsistency between any two particular SEC Reports, only the most recent version of such SEC Report shall control in qualifying any representation or warranty.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means FINRA, any domestic or foreign securities exchange, commodities exchange, registered securities association, the NFA, and any other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, or future commission merchants.

“Severance Benefits” means any and all liabilities in respect of severance, redundancy and similar pay and benefits, salary continuation, and similar obligations, relating to the termination or alleged termination of employment, whether arising under an Employment Agreement, a Company Benefit Plan, Applicable Laws, or otherwise.

“Shareholders” is defined in Section 6.9(a).

“Shareholders Meeting” is defined in Section 6.9(a).

“Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Superior Proposal” is defined in Section 6.10(g)(ii).

“Systems” means all computer hardware, software and information systems used in or necessary for the operation of the Business or the BD Subsidiary.

“Tangible Personal Property” means all fixed assets, machinery, equipment, tools, supplies, materials, and other items of tangible personal property of every kind owned, leased or licensed by the Company (wherever located and whether or not carried on the Company’s books) and used solely in connection with the Business, together with any express or implied warranty by the manufacturers or sellers or lessors or licensors of any item or component part thereof, to the extent assignable, and all maintenance records and other documents relating thereto.

“Tax” means all taxes imposed by or payable to any U.S. federal, state, local, foreign or other Tax Authority, including all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes of any kind whatsoever, including interest, penalties or additions thereto.

“Tax Authority” means any Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any report, return, document, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis (collectively, “returns”), amended returns and claims for refund).

“Termination Date” means December 31, 2010.

“Termination Fee” is defined in Section 8.6(a)(iv).

“Transaction Documents” means the Buyer Note, the Bill of Sale, the Intellectual Property Assignments, the Non-Competition and Non-Solicitation Agreement and all other Contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto.

“Transition Benefit Period” is defined in Section 6.7(b).

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

ARTICLE 2

PURCHASE AND SALE OF BD INTERESTS AND ACQUIRED ASSETS

Section 2.1 Pre-Closing Transfer of Contracts and Tangible Personal Property. Prior to the Closing, the Company shall convey, assign, transfer and deliver to the BD Subsidiary, free and clear of all Liens other than Permitted Liens, all of the Company’s right, title and interests in and to (a) all Contracts of the Company related to the Business and identified on Schedule 2.1 attached hereto (the “Company Contracts”) and (b) all Tangible Personal Property of Company related to the Business and identified on Schedule 2.1 attached hereto and all records related thereto.

Section 2.2 Purchase and Sale of the BD Interests. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Company, the BD Interests free and clear of all Liens other than Permitted Liens.

Section 2.3 Purchase and Sale of the Acquired Assets; Assumed Liabilities.

(a) Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall sell, convey, assign, transfer and deliver to Buyer and/or a designated Subsidiary of Buyer, and Buyer shall purchase and acquire from the Company, free and clear of all Liens other than Permitted Liens, all of the Company’s right, title and interest in and to the Assets of the Company, in addition to the BD Interests, as are necessary to conduct the Business as presently conducted other than the Excluded Assets (all of such purchased assets being collectively referred to as the “Acquired Assets”). Without limiting the generality of the foregoing, the Acquired Assets shall include all of the following existing on the Closing Date:

(i) all of the intangible Assets of the Company used in the conduct of the Business, including, without limitation, the Company Intellectual Property and the Proprietary Trading Platform identified on Schedule 2.3(a)(i) (the “Intellectual Property Assets”) to the extent not transferred by the Company to the BD Subsidiary prior to Closing; and

(ii) all other Assets of every kind, nature and description, tangible or intangible, owned by the Company, necessary for the conduct of the Business as presently conducted, other than the Excluded Assets.

(b) Assumed Liabilities. Prior to the Closing, the BD Subsidiary shall assume the ongoing obligations of the Company under the Assumed Contracts. Buyer shall not assume or be liable for, nor be deemed to have assumed or be liable for, any Liabilities of the Company, including without limitation any Liabilities of the Company in respect of the Brokerage Fees and any legal fees or other expenses incurred in connection with the Contemplated Transactions by the Company or any of its Subsidiaries or shareholders.

Section 2.4 Purchase Price. The aggregate purchase price to be paid by Buyer for the BD Interests and the Acquired Assets (in addition to Buyer’s assumption of the Assumed Liabilities) shall be Twenty Seven Million Six Hundred Thousand Dollars ($27,600,000) (the “Purchase Price”), and the Purchase Price shall be payable by Buyer as follows:

(a) Twenty Two Million Six Hundred Thousand Dollars ($22,600,000) (the “Closing Payment”) shall be paid to the Company by Buyer via wire transfer of immediately available funds at Closing in accordance with Section 3.2(b)(i); and

(b) Five Million Dollars ($5,000,000) shall be paid to the Company by Buyer as evidenced by a promissory note in the form of Exhibit 2.4(b) attached hereto (the “Buyer Note”).

Section 2.5 Allocation. The Company and Buyer agree that for federal income Tax purposes (and for purposes of state or local income Taxes which follow federal entity classification principles) because the BD Subsidiary is a single-member limited liability company which is a disregarded entity for federal tax purposes, the Company shall be deemed to have sold Assets of the BD Subsidiary, and that Buyer shall be deemed to have acquired the Assets of the BD Subsidiary. Buyer shall prepare and deliver to the Company an allocation of the Purchase Price for the BD Interests and the Acquired Assets (the “Allocation Schedule”) within sixty (60) days after the execution of this Agreement. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in the Allocation Schedule, as reasonably agreed to by the Company, for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to the Company within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor the Company shall contend or represent that such allocation is not a correct allocation.

ARTICLE 3

THE CLOSING

Section 3.1 The Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place commencing at 10:00 a.m. (local time) at the offices of Day Pitney LLP, One International Place, Boston, Massachusetts 02110, or such other place as the parties may agree, on the third Business Day after the first day on which all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are and continue to be satisfied or waived, or at such other time and place as the parties may agree (the “Closing Date”).

Section 3.2 Transactions to be Effected at the Closing.

(a) Company’s Deliverables. On the Closing Date, subject to the terms and conditions of this Agreement, the Company shall deliver to Buyer:

(i) an instrument duly executed by the Company transferring to Buyer the BD Interests, free and clear of any Liens, other than Permitted Liens;

(ii) the Acquired Assets;

(iii) a bill of sale for all of the Acquired Assets in the form and substance reasonably acceptable to Buyer (the “Bill of Sale”) dated as of the Closing Date and duly executed by the Company;

(iv) assignments of all Intellectual Property Assets and separate assignments of all registered Marks in the form and substance reasonably acceptable to Buyer (the “Intellectual Property Assignments”) dated as of the Closing Date and duly executed by the Company;

(v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel dated as of the Closing Date and duly executed by the Company;

(vi) a non-competition and non-solicitation agreement in the form of Exhibit 3.2(a)(vi), dated as of the Closing Date and duly executed by the Company (the “Non-Competition and Non-Solicitation Agreement”);

(vii) the Consents to assignment of the Company Contracts, which must be in full force and effect as of the Closing Date;

(viii) a certificate executed by an executive officer of the Company as to (A) the accuracy of the representations and warranties made by the Company in this Agreement as of the date of this Agreement and as of the Closing Date in accordance with Section 7.1 and (B) the compliance with and performance by the Company of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(ix) a certificate of the Secretary of the Company (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of the Company, (B) certifying, as having been duly adopted and as being in full force and effect on the Closing Date, and attaching all requisite resolutions or actions of the Company’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (C) certifying to the incumbency and signatures of the officers of the Company executing this Agreement and any other document relating to the Contemplated Transactions to which the Company is a party;

(x) good standing and, to the extent available, tax clearance certificates of the Company from the Secretary of State of the State of Illinois and from the

Secretary of State (or other appropriate state official) of each other jurisdiction in which the operation of the Business in such jurisdiction requires the Company to qualify to do business in such jurisdiction, in each case dated within ten (10) days prior to the Closing Date; and

(xi) good standing and, to the extent available, tax clearance certificates of the BD Subsidiary from the Secretary of State of the State of Illinois and from the Secretary of State (or other appropriate state official) of each other jurisdiction in which the operation of the BD Subsidiary or the Business in such jurisdiction requires the BD Subsidiary to qualify to do business in such jurisdiction, in each case dated within ten (10) days prior to the Closing Date.

(b) On the Closing Date, subject to the terms and conditions of this Agreement, the Buyer shall deliver to the Company:

(i) the Closing Payment via wire transfer of immediately available funds to the account specified by the Company in writing no later than five (5) days prior to the Closing Date;

(ii) the Buyer Note, dated as of the Closing Date and duly executed by Buyer;

(iii) the Non-Competition Agreement dated as of the Closing Date and duly executed by Buyer;

(iv) a certificate executed by an executive officer of the Buyer as to (A) the accuracy of the representations and warranties made by the Buyer in this Agreement as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1 and (B) the compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

(v) a certificate of the Secretary of the Buyer (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of the Buyer, (B) certifying, as having been duly adopted and as being in full force and effect on the Closing Date, and attaching all requisite resolutions or actions of the Buyer’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (C) certifying to the incumbency and signatures of the officers of the Buyer executing this Agreement and any other document relating to the Contemplated Transactions to which the Buyer is a party.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The representations and warranties in this Agreement are intended for use only by the parties to this Agreement and may not be relied upon by any other person for any reason.

Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Buyer as follows:

Section 4.1 Organization and Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Company Material Adverse Effect on the BD Subsidiary, the Business or the Acquired Assets.

Section 4.2 Authorization and Validity of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party have been duly and validly authorized by all necessary action of the Company, subject to the adoption of this Agreement by the Shareholders and no other action on the part of the Company is necessary for the authorization, execution, delivery or performance by the Company of this Agreement or the other Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery for value by Buyer, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 4.3 Subsidiaries. Each Subsidiary of the Company is listed on Section 4.3 of the Company Disclosure Schedule (each, a “Company Subsidiary”). The BD Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and BD Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have a Company Material Adverse Effect on the BD Subsidiary, the Business or the Acquired Assets. The Company owns all of the issued and outstanding equity interests of the BD Subsidiary, free and clear of all Liens other than Permitted Liens. Section 4.3 of the Company Disclosure Schedule sets forth any capital stock or other equity interests of any other Person owned by the BD Subsidiary (other than for the accounts of clients in connection with the ordinary course of operation of its brokerage business). The BD Subsidiary is a disregarded entity for federal income tax purposes and has not filed any entity classification election with the Internal Revenue Service pursuant to Treasury Regulation §301.7701-3(c). The BD Subsidiary does not own any equity interests in a partnership, joint venture, limited liability company, disregarded entity, or in any Subsidiary.

Section 4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of common stock, par value $0.01 per share, of which, as of March 31, 2010, (A)

25,054,508 shares were issued and outstanding (not including shares held in the treasury of the Company) and (B) 428,434 shares were held in the treasury of the Company, and (ii) 5,000,000 shares of preferred stock, par value $10.00 per share, of which no such shares of preferred stock are issued and outstanding or reserved for issuance under any agreement, arrangement or understanding. The Company has reserved (or has in its treasury) 17,490,360 shares of Common Stock for issuance upon exercise of the Options, Investor Warrants and Other Warrants.

(b) Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, and except for 3,776,524 Options, 13,112,902 Investor Warrants, and 600,934 Other Warrants outstanding as of the date of this Agreement, there are no (i) outstanding shares of Company capital stock or Company voting securities, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(c) No registration rights involving the securities of the BD Subsidiary will survive the Closing.

(d) The BD Interests constitute all of the outstanding limited liability company membership interests of the BD Subsidiary as of the date hereof and are duly authorized, validly issued, fully paid, and non-assessable and not subject to any preemptive or similar rights. Except for the BD Interests, there are no (i) outstanding limited liability company membership interests or voting securities of the BD Subsidiary, (ii) securities of the BD Subsidiary convertible into or exchangeable for limited liability company membership interests or voting securities of the Company or (iii) options or other rights to acquire from the BD Subsidiary, or other obligations of the BD Subsidiary to issue, any limited liability company membership interests, voting securities or securities convertible into or exchangeable for limited liability company membership interests or voting securities of the BD Subsidiary. There are no outstanding obligations of the BD Subsidiary to repurchase, redeem or otherwise acquire any of the securities of the BD Subsidiary. None of the BD Interests were issued in violation of any applicable Legal Requirement or requirement of a Self-Regulatory Organization, and are not subject to preemptive or similar rights.

Section 4.5 SEC Documents and Other Reports; Financial Statements; BD Financial Statements.

(a) The Company and the Company Subsidiaries have timely filed all SEC Reports required to be filed under the Exchange Act, and each such SEC Report, including any financial statements or schedules included in each such SEC Report, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing (and, with respect to clause (i) of this sentence only, only on such date)) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) The Financial Statements and any financial statements included in any SEC Report with respect to a period ending after March 31, 2010 (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) at the time filed (or, in the case of any SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal year-end audit adjustments (none of which, individually or in the aggregate, are or could reasonably expected to be materially adverse) and in the case of any SEC Reports amended or superseded by a filing prior to the date of this Agreement, such amending or superseding filing) the consolidated financial position of the Company and the Company Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(c) Except as otherwise disclosed in the SEC Reports, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the BD Subsidiary is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. No disclosure has been made to the Company’s outside auditors or the audit committee of the Board of Directors of the Company of any, and to the Company’s Knowledge there are no: (A) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data or (B) fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(d) The Company has delivered to Buyer the BD Financial Statements. The BD Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the BD Subsidiary, (ii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of all applicable Self-Regulatory Organizations with respect thereto, (iii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal year-end audit adjustments (none of which, individually or in the aggregate, are or could reasonably expected to be materially adverse)) the financial position of the BD Subsidiary as at the dates thereof and the results of its operations for the periods then ended. The Company has also delivered to Buyer copies of all letters from the BD Subsidiary’s auditors during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

Section 4.6 No Violation; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and, assuming receipt of the Required Company Regulatory Approvals, the Required Company Third-Party Consents, and the approval of the Shareholders of the Contemplated Transactions, the consummation of the Contemplated Transactions does not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of consent, termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or the BD Subsidiary under any of the terms, conditions or provisions of (i) the articles of incorporation or by-laws or other similar organizational documents of the Company or the BD Subsidiary, (ii) any Applicable Law, or (iii) any Material Contract, other than (with respect to each of clauses (i) – (iii) above), such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that would not prevent the consummation of the Contemplated Transactions.

(b) Except for the filings with, and receipt of approvals from the Authorities listed on Section 4.6(b) of the Company Disclosure Schedule (such filings and approvals, the “Required Company Regulatory Approvals”), no material declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement by the Company, or the consummation by the Company or the BD Subsidiary, as the case may be, of the Contemplated Transactions and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by, Buyer.

Section 4.7 Absence of Certain Changes or Events. Since December 31, 2009, (i) no Company Material Adverse Effect has occurred, and (ii) except as disclosed in any SEC Report filed before the date of this Agreement, the Company and the BD Subsidiary have, in all material respects, carried on their business in the ordinary course consistent with past practice, except as otherwise contemplated or permitted by this Agreement. From January 1, 2009 through the date of this Agreement and except as otherwise disclosed in any SEC Report filed before the date of this Agreement, the Company has not (a) declared, set aside or paid any dividends on or made any other distributions in respect of any of its capital stock, (b) purchased, redeemed or acquired any shares of its capital stock, except upon the exercise of any options or warrants or the vesting of performance share awards in accordance with their present terms, or (c) together with the Company Subsidiaries, made capital expenditures in excess of $250,000 in the aggregate. Except as set forth in Section 4.7 of the Company Disclosure Schedule, from January 1, 2009 through the date of this Agreement and except as otherwise disclosed in any SEC Report filed before the date of this Agreement, there has not been any:

(a) damage, destruction or loss (excluding Trading Losses), whether covered by insurance or not, involving amounts in excess of $500,000 in the aggregate;

(b) material change in accounting or Tax reporting methods or principles or any revaluation of any of the assets of the Company or the BD Subsidiary (including without limitation, any change in depreciation or amortization policies or rates);

(c) material transaction with any director, officer, Material Stockholder or Affiliate of the Company or the BD Subsidiary; or

(d) change in the organizational documents of the Company or the BD Subsidiary.

Section 4.8 Legal Proceedings. Except as set forth in Section 4.8 of the Company Disclosure Schedule, there is no Action pending against or, to the Company’s Knowledge, threatened which involves, the Company or the BD Subsidiary or any of their respective properties, or their respective directors or officers (in their capacities as such), in any case before any Authority. Section 4.8 of the Company Disclosure Schedule lists each Action since January 1, 2007 to which the Company or the BD Subsidiary, or their respective directors or officers (in their capacities as such), in any case has been a party. There is no Judgment currently outstanding against the Company or any Company Subsidiary which would delay, restrict or prohibit the consummation of the Contemplated Transactions. There were not, during the period of time from January 1, 2007 through the date of this Agreement, and are not now pending, any internal investigations or inquiries being conducted by the Board or any committee thereof or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.9 Compliance with Applicable Laws and Permits; Regulatory Registrations and Memberships.

(a) The Company and the BD Subsidiary is in possession of all Permits necessary for the Company and the BD Subsidiary to carry on their respective businesses as they are now being conducted except where failure to obtain such Permit has not had and would not reasonably be expected to have a Company Material Adverse Effect on the BD Subsidiary, the Business or the Acquired Assets. To the Company’s Knowledge, the Permits do not subject the Company to any materially adverse conditions or requirements, all of such Permits are valid and in full force and effect and, except as set forth in a SEC Report filed before the date of this Agreement or in Section 4.9(a) of the Company Disclosure Schedule, since January 1, 2009 neither the Company nor the BD Subsidiary has violated the terms of such Permits in any material respect. None of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions. No Action is pending or, to the Company’s Knowledge, threatened to revoke, suspend, cancel, terminate, or adversely modify any Permit. Section 4.9(a) of the Company Disclosure Schedule contains a complete and accurate list of each material Permit held and used by the Company or the BD Subsidiary.

(b) Except as disclosed in Section 4.9(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in substantial compliance with all material Applicable Laws and material Permits, and all material Permits currently used by the

Company or the Company Subsidiaries are in full force and effect. The Company and the Company Subsidiaries have, since January 1, 2007, filed all material registrations, reports, notices, forms or other filings required by any Authority.

(c) Except as disclosed in Section 4.9(c) of the Company Disclosure Schedule, each principal, associated person, director, officer, and employee of the BD Subsidiary (“BD Person”) is duly licensed, registered or qualified in the proper capacity with, and has obtained all material Permits from all applicable Authorities required to be obtained by such BD Persons by virtue of the business of such BD Persons and their duties for such BD Subsidiary under Applicable Law. Information relating to such BD Persons is maintained by the Central Registration Depository or the NFA and the information provided by the Company to the Central Registration Depository and the NFA is, to the Company’s Knowledge, current and accurate in all material respects.

(d) Except as disclosed in Section 4.9(d) of the Company Disclosure Schedule, since January 1, 2007, neither the Company nor the BD Subsidiary:

(i) has received any written notification or communication from any Authority (A) asserting that it or any BD Person is not in compliance in all material respects with any material Applicable Law with respect to a matter that remains pending, (B) threatening to suspend, modify the terms of or revoke its or any BD Person’s material Permit, franchise, seat or membership in any Self-Regulatory Organization, or governmental authorization, (C) requiring it or any BD Person to enter into a cease and desist order, acceptance, waiver and consent agreement or memorandum of understanding, (D) materially restricting or disqualifying its or any BD Person’s business activities (except for restrictions generally imposed by (1) any rule, regulation or administrative policy on brokers or dealers generally or (2) a Self-Regulatory Organization), or (E) that it or any BD Person is the subject of any material Action relating to such BD Person’s activities on behalf of the BD Subsidiary;

(ii) has been or currently is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act. To the Company’s Knowledge, there is no proceeding or investigation, whether formal or informal, preliminary or otherwise, pending with any Authority;

(iii) is or has been in violation of, in any material respect, any Applicable Law relating to privacy, including Regulation S-P promulgated by the SEC, and all privacy regulations promulgated by the CFTC or the NFA in each case, to the extent applicable to its business; or

(iv) has been the subject of any written customer complaint involving an amount exceeding, individually, $100,000.

(e) BD Subsidiary:

(i) is (A) registered with the SEC as a broker-dealer under Section 15(b) of the Exchange Act, (B) a member of FINRA and each other applicable Self-Regulatory Organization set forth on Schedule 4.9(e) of the Company Disclosure Schedule, (C) registered as a broker-dealer in each jurisdiction set forth on Section 4.9(c) of the Company Disclosure Schedule, and (D) is registered as a futures commission merchant with the CFTC and is a member in good standing of the NFA in such capacity;

(ii) since January 1, 2007, has had net capital (as defined in Rule 15c3-1 under the Exchange Act) that satisfied the minimum net capital requirements of the Exchange Act to which its Business is subject and the Applicable Laws relating to state broker-dealer regulations;

(iii) has made available to Buyer a true and complete copy of its most recent Form BD and current membership agreement (if applicable) with each Self-Regulatory Organization of which the BD Subsidiary is a member;

(iv) has adopted and implemented compliance policies under applicable SEC, FINRA CFTC and NFA regulations and has reviewed, not less than annually, such policies and their effectiveness, and neither the Company nor the BD Subsidiary has Knowledge of any material noncompliance with such compliance policies and procedures or any material deficiency in the effectiveness of such compliance policies and procedures;

(v) is in compliance in all material respects with Applicable Law relating to anti-money laundering including the Bank Secrecy Act as modified by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“Patriot Act”) and related rules, regulations and executive orders to the extent the foregoing is applicable to its business, and has instituted and follows an appropriate customer identification program as required by the Patriot Act; and

(vi) is in compliance in all material respects with Regulation T of the Board of Governors of the Federal Reserve System, FINRA Rule 2520 and the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to customers.

(f) Neither the Company nor the BD Subsidiary is registered, or is required to be registered as an investment adviser under the Investment Advisers Act and the transaction contemplated by this Agreement will not require the Buyer, its Affiliates or customers to obtain the consent of any person under Section 205 of the Investment Advisers Act;

(g) The Company is not aware of any facts or circumstances that it believes would (i) cause the FINRA or the NFA or any other federal or state regulatory agency or other Authority or Self Regulatory Organization not to approve the transfer of control and ownership of the BD Subsidiary to Buyer; or (ii) cause the FINRA or any federal or state regulatory agency or other Authority to revoke or restrict the Permits of Buyer or any of its Affiliates relating to its operations as a broker-dealer after the change in ownership and control of the BD Subsidiary contemplated by this Agreement, other than restrictions similar to those imposed on the Company currently.

Section 4.10 No Undisclosed Liabilities.

(a) Except for (i) liabilities set forth, accrued, reserved or otherwise reflected in the Financial Statements (or readily apparent from the notes thereto), (ii) liabilities permitted or contemplated by this Agreement or set forth or referred to in Section 4.10 the Company Disclosure Schedule, (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, or (iv) Trading Losses set forth in Section 4.10 of the Company Disclosure Schedule, neither the Company nor the BD Subsidiary has (A) any liabilities of a nature required to be set forth or reflected in a consolidated balance sheet of the Company prepared in accordance with GAAP, or (B) as of the date of this Agreement, any other liabilities material to the Company or the BD Subsidiary, taken individually or as a whole, and as of the Closing, any other liabilities which are reasonably expected to be material to the Company or the BD Subsidiary, taken individually or as a whole, other than Trading Losses not to exceed $1,000,000 in the aggregate.

(b) Section 4.10 of the Company Disclosure Schedule separately discloses all Indebtedness of the Company and the Company Subsidiaries at March 31, 2010.

(c) Section 4.10 of the Company Disclosure Schedule lists each margin loan with respect to the account of any customer of the Company or the BD Subsidiary in excess of $100,000 outstanding at March 31, 2010, and the value of the collateral securing each such margin loan.

Section 4.11 Taxes.

(a) The Company and the BD Subsidiary have duly and timely filed all material Tax Returns required to be filed by it, and the Company and the BD Subsidiary have paid all material Taxes required to be paid by it and have withheld and paid all Taxes that it was required to withhold and pay from amounts owing to any employee, creditor or third party. For all years in which the applicable statute of limitations has not closed, all such Tax Returns are true, correct and complete in all respects, and all Taxes owed by the Company or the BD Subsidiary, whether or not shown on any Tax Return, have been timely paid or fully reserved for on the Financial Statements. Neither the Company nor the BD Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Returns. There are no pending or, to the Company’s Knowledge, threatened audits, examinations, investigations, deficiencies, or claims in respect of Taxes involving more the $100,000 relating to the Company or the BD Subsidiary. No claim has ever been made in writing by any Tax Authority in any jurisdiction in which any of the Company or the BD Subsidiary does not file a Tax Return that the Company or the BD Subsidiary is or may be subject to Tax by that jurisdiction. There are no Liens for Taxes upon the assets of the Company or the BD Subsidiary, other than (i) Liens for current Taxes not yet due, or (ii) Liens for Taxes that are being contested in good faith by appropriate proceedings.

(b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and the Company Subsidiaries have, in accordance with GAAP, made accruals for such Taxes in their respective books and records.

(c) All withholding, information reporting and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Tax Authority have been satisfied).

(d) Since December 31, 2006, neither the Company nor any Company Subsidiary has made any payments, or has been or is a party to any Contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or (ii) any amounts that were not or would not be deductible by reason of Code Sections 162(m), or any amounts subject to Code Section 409A.

(e) Section 4.11 of the Company Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns filed with respect to the Company or the BD Subsidiary for taxable periods ended after December 31, 2006, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal and state Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company or the BD Subsidiary since December 31, 2006. Neither the Company nor the BD Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither the Company nor the BD Subsidiary has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6. Neither the Company nor any Company Subsidiary is a party to any agreement with any Person (other than the Company or any Company Subsidiary) relating to the allocation or sharing of Taxes.

(g) Neither the Company nor any of the Company’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law);

(iii) installment sale or open transaction made on or prior to the Closing Date; or

(iv) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of

Section 355(a)(1)(A) of the Code in a distribution qualifying (or intending to qualify) under Section 355 of the Code (or Section 356 to the extent Section 356 relates to Section 355) in the two years prior to the date of this Agreement.

(i) Neither the Company nor any Company Subsidiary is or ever has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) None of the Company or any Company Subsidiary has received (or is subject to) any ruling from any Tax Authority and none has entered into (or is subject to or intends to become subject to) any agreement with a Tax Authority. The Company and each Company Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any Company Subsidiary has participated in and none is a party to any reportable transaction described in Section 6111(b)(2) or Section 6707A(i) of the Code.

(k) None of the Company or any Company Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes, and all transactions with entities which the Company or any Company Subsidiary have contracted services for have been priced at an arm’s length value, including management fees paid.

(l) None of the Company or any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) Subpart F inclusions under Section 952(c)(1)(A) of the Code or (iv) prepaid amount received on or prior to the Closing Date.

(m) None of the Company or any Company Subsidiary is and none has at any time been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the re-characterization provisions of Section 952(c)(2) of the Code.

(n) None of the Company or any Company Subsidiary owns any stock of a controlled foreign corporation within the meaning of Section 957(a) of the Code other than SC QuantNova Research SRL or a passive foreign investment company within the meaning of Section 1297(a) of the Code.

Section 4.12 Employee Matters.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of all Company Benefit Plans, Employment Agreements and change in control agreements and the Company has made available to Buyer true and complete copies of each Company Benefit Plan (including, but not limited to, plan documents, trust agreements, plan amendments, summary plan descriptions, summary of material modifications, most recent determination letter issued by the Internal Revenue Service (“IRS”), most recent Forms 5500 with respect to Benefit Plans that are subject to ERISA, submissions made under the IRS’ Employee Plans Compliance Resolution System, and submissions made under the Department of Labor’s Voluntary Fiduciary Correction Program and the Delinquent Filer Voluntary Compliance Program) and Employment Agreement.

(b) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. No circumstances with respect to any Company Benefit Plan exist that could result in the imposition on Buyer of any liabilities under Title IV of ERISA, including (i) any withdrawal liability under Title IV of ERISA, (ii) any liability with respect to any pension plan subject to Title IV of ERISA, or (iii) any liability with respect to required payments of premiums to the Pension Benefit Guaranty Corporation or required funding contributions to any pension plan subject to Title IV of ERISA.

(c) No Company Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan. None of the Company or any Company Subsidiary has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any Multiemployer Plan or a Multiple Employer Plan.

(d) With respect to each Company Benefit Plan that is a pension plan that is maintained for the benefit of Employees who are located outside of the United States, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(e) Except as described in Section 3.3 or Schedule 4.12(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event such as termination of employment) (i) result in any payment following the Closing becoming due to any Employee under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing, (ii) increase any benefits otherwise payable under any Company Benefit Plan or any Employment Agreement that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits that could reasonably be expected to be a liability of the Company or any Company Subsidiary following the Closing.

(f) Each Company Benefit Plan has been operated and administered (where applicable) in accordance with its terms and in material compliance with Applicable Law, including but not limited to ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”).

(g) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. To the Company’s Knowledge, there are no existing circumstances, and no events have occurred, that would reasonably be expected to result in the disqualification of any qualified Company Benefit Plan or its related trust.

(h) There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits). There are no material pending or, to the Company’s Knowledge, material threatened claims with respect to any Employment Agreements. To the Company’s Knowledge, there are no investigations or termination proceedings by any governmental authority, suits or proceedings against or involving any Company Benefit Plan, nor has there occurred any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Company Benefit Plan, which would reasonably be expected to result in a material Tax liability or penalty.

(i) All contributions to the Company Benefit Plans that were required to be made or accrued in accordance with the terms of such Company Benefit Plans or any Applicable Law, including the Code and ERISA, have been timely made or accrued.

(j) No amounts payable under the Company Benefit Plans or any Employment Agreement will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(k) Since January 1, 2007, there has not been any (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or a Company Subsidiary, (ii) activity or proceeding by a labor union or representative thereof to organize any Employees, including any union organizing effort or representation petition before the National Labor Relations Board or any state or foreign board, or (iii) lockouts, strikes slowdowns, work stoppages or threats thereof by or with respect to such Employees.

(l) Since January 1, 2007, no Employee has been a member of a bargaining unit represented by a collective bargaining representative or covered by a collective bargaining agreement to which the Company or any Company Subsidiary is a party.

(m) Section 4.12(m) of the Company Disclosure Schedule contains a complete and accurate list, as of March 31, 2010, of the following information for each Employee, director, independent contractor, consultant and agent of the BD Subsidiary, including each Employee on leave of absence (Family Medical Leave Act, military leave or other leaves) or layoff status: name; job title; date of commencement of employment or engagement; and current compensation.

Section 4.13 Contracts.

(a) Except as set forth on Section 4.13 of the Company Disclosure Schedule or as set forth in an SEC Report filed by the Company prior to the date of this Agreement, neither the Company nor the BD Subsidiary is a party to: (i) with respect only to the BD Subsidiary, any Contract relating to indebtedness for borrowed money or any guaranty of the indebtedness of another Person not a Company Subsidiary; (ii) any Contract that materially limits the ability of the BD Subsidiary to compete in any business line or in any geographic area; (iii) any Contract relating to the Business and material to the BD Subsidiary that is terminable by the other party or parties upon a change in control of the BD Subsidiary; (iv) any Contract relating to the Business that involves required future expenditures or guaranteed receipts by the Company or the BD Subsidiary of more than $50,000 in any one-year period or more than $250,000 in the aggregate; (v) any Contract relating to the Business for the lease of real property; (vi) any Contract with respect to any Intellectual Property or System that is material to the Company or the BD Subsidiary in connection with the Business; (vii) any Employment Agreement involving compensation of an employee of the BD Subsidiary for any period in excess of $50,000; (viii) any Contract that by its terms limits the payment of dividends or other distributions by the BD Subsidiary; (ix) any joint venture or partnership agreement relating to the Business; (x) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the BD Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (including with respect to the BD Subsidiary any Contract containing any non-competition, non-solicitation or most favored nations provisions) or with respect to the Company limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of the Business; (xi) with respect to only the BD Subsidiary, any material agency, broker, sale representative, marketing or similar Contract; (xii) any Contract providing for payments to or by any Person based on sales, purchases, or profits in connection with the Business, other than direct payments for goods or commissions to sales representatives, (xiv) any power of attorney or any other agreement entered into by the Company or the BD Subsidiary that is currently effective and that grants authority to any Person to act on behalf of the Company or the BD Subsidiary; or (xv) any Contract between the BD Subsidiary and any director, officer, Material Stockholder or Affiliate of the BD Subsidiary (collectively, “Material Contracts”).

(b) True and correct copies of each Material Contract have been made available to Buyer.

(c) Each Material Contract is a valid and binding arrangement of the Company or the BD Subsidiary and is in full force and effect, and except as set forth in Section 4.13(c) of the Company Disclosure Schedule, none of the Company, the BD Subsidiary or, to the Company’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.

Section 4.14 Title to Properties; Sufficiency of Assets.

(a) Section 4.14(a) of the Company Disclosure Schedule lists any real property owned or leased by the Company on behalf of the BD Subsidiary or by the BD Subsidiary in connection with the Business. With respect to the property leased under each real property lease listed in Section 4.14(a) of the Company Disclosure Schedule, the Company and/or the BD Subsidiary is in occupancy of such property pursuant to the terms of the lease governing such interest.

(b) The Company and the BD Subsidiary have good title to, or valid leasehold interests in, all real property and other material properties and assets owned or leased by the

Company or the BD Subsidiary used in connection with the Business, except for those that are no longer used or useful in the conduct of their businesses, in each case free of all Liens other than Permitted Liens.

(c) The assets, property, rights, agreements and interests in the BD Subsidiary and the Acquired Assets constitute all of the material assets, tangible and intangible, of any nature whatsoever, used or held for use in the operation of the BD Subsidiary in substantially the same manner as it is presently operated.

Section 4.15 Intellectual Property Rights.

(a) Set forth in Section 4.15(a) of the Company Disclosure Schedule is a true and complete list of all registrations and applications for material Company Intellectual Property, all material Company Intellectual Property used in the Business and all material unregistered Company Intellectual Property including, as applicable, the owner, jurisdiction, and registration or application number.

(b) Section 4.15(b) of the Company Disclosure Schedule (i) lists all material software and Systems that are owned, licensed, leased, or otherwise used by the Company or the BD Subsidiary (excluding commercially available off-the-shelf software) in connection with the Business, and (ii) identifies which of such software or Systems are owned, licensed, leased, or otherwise used, as the case may be.

(c) The Company Intellectual Property owned by the Company or the BD Subsidiary is valid and subsisting, in full force and effect, and has not been cancelled, expired, terminated, revoked or abandoned except as set forth in Schedule 4.15(c) of the Company Disclosure Schedule. None of the execution or delivery of this Agreement or the consummation by the Company and the Buyer of the Contemplated Transactions will affect the enforceability or validity of any material Company Intellectual Property or the Proprietary Trading Platform. There are no material claims pending or, to the Company’s Knowledge, threatened: (i) alleging that the conduct of the Business of the BD Subsidiary infringes upon the Intellectual Property rights of any third party, or (ii) challenging the ownership or use by the Company or the BD Subsidiary or the validity or enforceability of any material Company Intellectual Property or the Proprietary Trading Platform.

(d) The Company or the BD Subsidiary owns, free and clear of all Liens (other than Permitted Liens), the Proprietary Trading Platform and all Company Intellectual Property listed in Section 4.15(b) of the Company Disclosure Schedule as owned or has a valid right to use pursuant to lease, license, sublicense, agreement or permission, all of the other material Company Intellectual Property used in the Business of the BD Subsidiary.

(e) Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, to the Company’s Knowledge, no third party is infringing or otherwise violating the rights of the Company or the BD Subsidiary in any Company Intellectual Property or the Proprietary Trading Platform, and no such claims have been brought against any third party by the Company or the BD Subsidiary.

(f) The Company and the BD Subsidiary have taken in all material respects all reasonably necessary steps in accordance with normal industry practice to protect the confidentiality of the Company Intellectual Property and the Proprietary Trading Platform. To the Company’s Knowledge, there have been no material breaches of confidentiality or loss of trade secret rights with respect to any material Company Intellectual Property or the Proprietary Trading Platform.

Section 4.16 Brokers. Except for Raymond James & Associates, Inc., B. Riley & Co., LLC and the Brokerage Fees payable thereto, neither the Company nor the BD Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

Section 4.17 Information Supplied. At the date the Proxy Statement is mailed to the Shareholders and at the time of the Shareholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements or omissions included in the Proxy Statement based upon information furnished to the Company by or on behalf of Buyer or any of its Affiliates specifically for use therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

Section 4.18 Opinion of Financial Advisor. The Board has received the oral opinion (to be confirmed in writing) of B. Riley & Co., LLC, to the effect that, as of the date immediately preceding the date of this Agreement, the Purchase Price to be received by the Company pursuant to this Agreement is fair, from a financial point of view, to the Company. The Company shall provide a complete and correct signed copy of such opinion to Buyer solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.19 Board Recommendation; Required Vote. The Board, at a meeting duly called and held, has (a) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of the Shareholders, (b) approved and adopted this Agreement and the Contemplated Transactions, and (c) resolved to recommend that the Shareholders authorize the Contemplated Transactions and this Agreement (the “Board Recommendation”); provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 6.10(c) shall not be deemed a breach of this representation. The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock to approve this Agreement and the Asset Acquisition is the only vote of the holders of any class or series of capital stock of the Company necessary under Applicable Law and the articles of incorporation, by-laws or other organizational documents of the Company and the Company Subsidiaries to approve this Agreement and the Contemplated Transactions.

Section 4.20 State Takeover Statutes. The action of the Board in approving this Agreement and the Contemplated Transactions is sufficient to render the provisions of Section 7.85 and 11.75 of the IBCA inapplicable to consummation of the Contemplated Transactions and the execution, delivery and performance of this Agreement. To the Company’s Knowledge, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws apply to this Agreement or the Contemplated Transactions.

Section 4.21 Books and Records. The books of account, stock record books and other records, including books and records required to be made and kept pursuant to Rule 17a-3 and Rule 17a-4 of the Exchange Act, as applicable, of each of the Company and the BD Subsidiary are complete and correct in all material respects.

Section 4.22 Transactions with Affiliates. Except as disclosed in the SEC Reports or pursuant to an Employment Agreement, the Company has not been a party to any transaction since January 1, 2007, that would be required to be disclosed by the Company under Item 404(a) of Regulation S-K promulgated under the Securities Act.

Section 4.23 Insurance. The Company and the BD Subsidiary are covered by valid and currently effective insurance policies as set forth in Section 4.23 of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”). All premiums payable under such policy have been duly paid to date and each such insurance policy is in full force and effect. Except as set forth in Section 4.23 of the Company Disclosure Schedule, there is no material claim by the Company or the BD Subsidiary pending under any of such insurance policies and no such material claim made since January 1, 2007, has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies. The consummation of the Contemplated Transactions will not result in the cancellation of any such insurance policies except as set forth on Section 4.23 of the Company Disclosure Schedule.

Section 4.24 Cash Holdings. Section 4.24 of the Company Disclosure Schedule sets forth the amount of cash and cash equivalents held by each of the Company and the BD Subsidiary as of the close of business on the date which is two Business Days prior to the date of this Agreement (the “Cash Measurement Time”), which Section 4.24 of the Company Disclosure Schedule shall be updated as of the Closing Date to set forth the amount of cash and cash equivalents held by each of the Company and the BD Subsidiary as of two Business Days prior to the Closing (the “Closing Cash Measurement Date”). The BD Subsidiary has made no payments or distributions to the Company between the Cash Measurement Time and the date of this Agreement. For avoidance of doubt, neither the Company nor the BD Subsidiary is required to hold any certain amount of cash or cash equivalents either as of the date of this Agreement or as of the Closing Date, but nothing in this Section 4.24 shall relieve the Company of its obligations under Section 6.2 of this Agreement.

Section 4.25 Solvency. The Company is not now Insolvent, nor will the Company be rendered Insolvent by the Contemplated Transactions. For purposes of this Section 4.25, the term “Insolvent” means that (i) the Company is not able to meet or satisfy its obligations as they generally become due; (ii) the Company is not paying its current obligations in the ordinary course of business as they generally become due; or (iii) the sum of the debts and other probable Liabilities of the Company exceeds the present fair saleable value of the Assets of the Company.

Section 4.26 Prohibited Payments. Except as set forth in Section 4.26 of the Company Disclosure Schedule, neither the Company, nor the BD Subsidiary, nor to the Company’s Knowledge, any of their respective managers, directors, officers, agents or employees, has, during the last four (4) years, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar legal requirement or (c) made any other unlawful payment.

Section 4.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or their respective businesses, results of operations, properties, financial condition, assets or liabilities, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article IV and the Company Disclosure Schedule, any oral or written information presented to Buyer or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company and the BD Subsidiary, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Section 4.28 Environmental.

(a) The Company and each Company Subsidiary have at all times materially complied with, and are currently in compliance with, applicable Environmental Laws;

(b) There are no circumstances or conditions involving the Company or any Company Subsidiary that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the use or transfer of any property of the Company or any Company Subsidiary pursuant to any Environmental Law that would result in a payment by the Company or any Company Subsidiary in excess of $100,000;

(c) There are no Liens against any of the properties currently leased or operated by the Company or any Company Subsidiary arising under any Environmental Law; and

(d) Neither the Company nor any Company Subsidiary has received any written notice of any violation, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Authority, relating to any Environmental Law involving the Company or any Company Subsidiary.

For purposes of this Agreement, “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

For purposes of this Agreement, “Hazardous Substance” means any substance the presence of which requires investigation or remediation under any Environmental Law.

Section 4.29 Disclosure. No representation, warranty or statement made by the Company in this Agreement or in the Company Disclosure Schedule any other certificate, schedule or document delivered by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company as follows:

Section 5.1 Organization and Qualification. The Buyer is duly organized, validly existing and in good standing under its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted and as and where the business is located.

Section 5.2 Authorization and Validity of Agreements. The Buyer has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Contemplated Transactions, have been duly and validly authorized by all necessary action of Buyer, and no other action on the part of Buyer is necessary for the authorization, execution, delivery or performance by Buyer of this Agreement and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 5.3 No Violation; Consents and Approvals.

(a) Except as set forth in Section 5.3(a) of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement by Buyer and, assuming receipt of the Required Buyer Regulatory Approvals, the consummation of the Contemplated Transactions does not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of consent, termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws of Buyer, (ii) any Applicable Law applicable to Buyer or any of its properties or assets, or (iii) any Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except for filings with, and receipt of approvals from the Authorities listed on Section 5.3(b) of the Buyer Disclosure Schedule (such filings and approvals, the “Required Buyer Regulatory Approvals” and, together with the Required Company Regulatory Approvals, the “Required Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement by the Buyer or the consummation by Buyer of the Contemplated Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not prevent Buyer from performing its obligations under this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by the Company or its Affiliates.

Section 5.4 Legal Proceedings. There is no Action pending against or, to Buyer’s knowledge, threatened against or affecting, Buyer or any of its properties before any court or arbitrator or any governmental body, agency or official which has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5 Buyer Approvals. As of the date hereof, to the knowledge of Buyer, there are no facts in existence that relate to the qualifications of Buyer which would, under applicable Law, reasonably be likely to prevent Buyer from obtaining any Buyer Required Regulatory Approval taking into account the terms and conditions of this Agreement.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the Shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances in which they are made, not misleading.

Section 5.7 Section 11.75 of the IBCA. Neither the Buyer nor any of its Affiliates or associates, alone or together with any other Person (and without giving effect to the execution and delivery of the Voting Agreement) is or ever has been an “interested shareholder” (as defined in Section 11.75 of the IBCA) with respect to the Company.

Section 5.8 Absence of Arrangements with Management. Other than this Agreement, the Employment Agreements and the Voting Agreement, as of the date of this Agreement, there are no written contracts or agreements between Buyer or any of its Affiliates, on the one hand, and any executive officer (as defined for purposes of the Exchange Act) or any member of the Company’s Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Closing.

Section 5.9 Buyer Financial Statements. Buyer has delivered to the Company: (a) an audited balance sheet of Buyer as of December 31, 2009, and the related audited statements of operations, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, and (b) an unaudited balance sheet of Buyer as of March 31, 2010, and the related unaudited income statement for the three (3) months then ended. The financial statements referenced in the preceding sentence of this Section 5.9 have been prepared from, and are in accordance with, the books and records of the Buyer and the Buyer Subsidiaries, (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects (subject, in the case of unaudited statements, to normal year-end audit adjustments (none of which, individually or in the aggregate, are or could reasonably expected to be materially adverse) the consolidated financial position of the Buyer and the Buyer Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Until the Buyer Note is paid in full, Buyer will furnish such financial reports of Buyer, as reasonably requested by the Company, in order to verify the status of the Deposits.

Section 5.10 No Additional Representations. Buyer and its representatives have had the opportunity to conduct such investigation of the Company and Company Subsidiaries as they have desired, and have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which they have deemed necessary or requested to review. Buyer and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries to discuss the businesses and assets of the Company and the Company Subsidiaries. Except for the representations and warranties contained in Article 4 (which are subject to the Company Disclosure Schedule) and any closing certificate delivered by the Company, Buyer acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, including as to the accuracy or completeness of any information regarding the Company or any of its businesses furnished or made available to Buyer.

ARTICLE 6

COVENANTS

Section 6.1 Access to Information.

(a) From the date of this Agreement through the Closing, the Company shall, and shall cause the BD Subsidiary to, afford to representatives of Buyer access to the officers, employees, accountants, counsel, offices, properties, books and records during normal business hours, as Buyer may reasonably request in order that Buyer may have an opportunity to make such investigations as they desire of the BD Subsidiary, the Business, and the Acquired Assets and to facilitate consummation of the Contemplated Transactions; provided, however, that such investigation shall be upon reasonable notice, shall not unreasonably disrupt the personnel and operations of the Company or the BD Subsidiary and shall be subject to Applicable Laws. All requests for access to the offices, properties, books, and records relating to the BD Subsidiary, the Business, and the Acquired Assets shall be made to such representatives of the Company or the BD Subsidiary as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. None of Buyer or its representatives shall, directly or indirectly contact in any way any of the employees, customers or suppliers of the Company or the BD Subsidiary in connection with any matter related to the BD Subsidiary, the Business or the Acquired Assets or the Contemplated Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representatives of the Company as the Company may designate. If, in the course of any investigation pursuant to this Section 6.1, an executive officer of Buyer becomes aware of any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Closing would constitute such a breach, Buyer covenants that it will promptly so inform the Company. To the extent permitted under Applicable Laws, from and after the date of this Agreement, the Company shall reasonably cooperate with Buyer regarding the determination and implementation of an orderly transition following the consummation of the Contemplated Transactions.

(b) Buyer acknowledges that all information provided to Buyer and its representatives in connection with this Agreement and the consummation of the Contemplated Transactions shall be deemed to be Evaluation Material (as such term is used in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement.

Section 6.2 Conduct of Business. From the date of this Agreement through the Closing, except as disclosed in Section 6.2 of the Company Disclosure Schedule or expressly permitted by this Agreement, and, except as consented to or approved by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) in writing or required by any Applicable Law, the Company shall, and shall cause the BD Subsidiary to:

(a) operate its business in the ordinary course consistent with past practice in all material respects (including the use and maintenance of working capital);

(b) not amend its or the BD Subsidiary’s articles of incorporation, bylaws or other similar organizational documents;

(c) other than with respect to Options, Investor Warrants and Other Warrants not (i) issue, sell or agree to issue or sell any shares of its capital stock or any of the BD Subsidiary’s equity interests, (ii) issue, sell or agree to issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or any equity interests of the BD Subsidiary, or (iii) enter into or agree to enter into any agreement with respect to the voting of any of its capital stock or any of the BD Subsidiary’s equity interests, or (iv) purchase, redeem, acquire or offer to acquire any shares of its capital stock;

(d) not (i) declare, set aside or pay any dividends on, make any other distributions of cash or other property in respect of, or enter into any agreement with respect to the voting of, any of its capital stock with respect to the Company or limited liability company interests with respect to the BD Subsidiary, or (ii) split, reverse split, combine or reclassify any of its capital stock with respect to the Company or limited liability company interests with respect to the BD Subsidiary securities or issue or authorize the issuance of any securities in respect of, in lieu of, or in substitution for, shares of its capital stock with respect to the Company or limited liability company interests with respect to the BD Subsidiary, except, in the case of the Company, upon the exercise of Options, Investor Warrants or Other Warrants or the vesting of performance share awards that are outstanding as of the date of this Agreement, provided, however, the BD Subsidiary shall be permitted to pay to the Company up to $50,000 per month to cover certain expenses of the Company;

(e) (i) not sell, lease, license, transfer or otherwise dispose of any of the BD Subsidiary’s material assets or the Acquired Assets except in the ordinary course of business consistent with past practice, or (ii)(A) create any new Lien on its properties or assets, other than Permitted Liens, or (B) except in the ordinary course of business consistent with past practice make any loans, advances or capital contributions to, or investments in, any other Person;

(f) not, except as expressly permitted by this Agreement, (i) acquire or agree to acquire or merge with or into or by any other manner consolidate with or convert into, another Person, or (ii) purchase any material assets or any equity interests of another Person;

(g) except in the ordinary course of business, not (i) enter into any material joint venture, partnership or other similar arrangement, (ii) enter into any new Material Contract, or (iii) terminate or materially amend any Material Contract;

(h) not make or authorize any capital expenditures that, in the aggregate, are in excess of $150,000;

(i) not make or authorize any cash payments, issue any dividends or make any other distribution of property to the Company or any of its Affiliates; provided, however, the BD Subsidiary shall be permitted to pay to the Company up to $50,000 per month to cover certain expenses of the Company;

(j) except as otherwise expressly permitted under this Agreement, not enter into any intercompany agreement or arrangement with the Company or the BD Subsidiary or otherwise consummate any intercompany transactions;

(k) except for securities lending or securities borrowing in the ordinary course of business and except for indebtedness incurred to meet regulatory capital requirements, not incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Persons;

(l) not make any material change in any of its present financial accounting methods and practices, except as required by changes in GAAP or Applicable Laws;

(m) (i) not enter into or amend any employment, severance, special pay arrangement with respect to the termination or employment or other similar arrangements or agreements with any directors or Employees to which the Company or the BD Subsidiary is a party or is otherwise liable, (ii) not enter into, amend or terminate any Company Benefit Plan or grant to any current or former Employee any loan, increase in compensation, bonus or other material benefits (including any bonus that is contingent upon the consummation of the Contemplated Transactions) and (iii) not enter into any material transaction of any other nature with any Employee, except that the Company and the BD Subsidiary is permitted to (A) grant normal year-end increases in pay in the ordinary course of business consistent with past practice, (B) hire non-executive level replacement employees, on competitive market terms and conditions, (C) pay year-end bonuses and severance in the ordinary course of business consistent with past practice and (D) as required by law;

(n) use commercially reasonable efforts to keep available the services of the current officers and key employees of the Company engaged wholly or partially in the conduct of the Business and the BD Subsidiary;

(o) not waive any right of material value other than in the ordinary course of business;

(p) not (i) except in the ordinary course of business or pursuant to contractual obligations in effect on the date of this Agreement, pay, settle, discharge or satisfy any material liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any Action (A) at a cost in excess of the amount accrued or reserved with respect to such liability, obligation or Action as set forth in Section 6.2(p) of the Company Disclosure Schedule or (B) pursuant to terms that impose material restrictions on the Company or the BD Subsidiary and, in the case of clause (A) or (B), such settlement discharge or satisfaction includes (x) no admission by the Company or the BD Subsidiary of any wrongdoing and (y) an unconditional written release from all liability in respect of such Action; or (ii) agree or consent to any agreement or modifications of existing agreements with any Authority in respect of the operations of its business, except as required by law or as expressly contemplated by, or required to comply with, the terms of this Agreement or as would not otherwise materially impede the conduct of the Business;

(q) not make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by Applicable Laws, make any change to any of its material Tax accounting policies or procedures;

(r) except as expressly permitted by this Agreement or as may be agreed in writing by the Company and Buyer, shall not, and shall not permit any of the Company Subsidiaries to agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement or to prevent, impede or delay the consummation of the Contemplated Transactions or result in the failure to satisfy any condition to the consummation of the Contemplated Transactions;

(s) not cancel or terminate any of the Company Insurance Policies or permit any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under such cancelled, terminated or lapsed Company Insurance Policies are in full force and effect;

(t) not delay or postpone the payment of accounts payable and other Liabilities, accelerate the collection of accounts receivable or otherwise make any material change in their respective cash management policies, except in the ordinary course of business consistent with past practice;

(u) not change in any material respects the regulatory, investment or risk management or other similar policies of the Company or the BD Subsidiary;

(v) take any action that could result in a violation of the WARN Act; and

(w) not agree to take any action prohibited by this Section 6.2.

Notwithstanding any provisions of this Agreement to the contrary (including this Section 6.2), subject to the applicable regulatory capital requirements, the Company may (i) make or accept inter- or intra-company advances to, from or with one another or with the Company or any of the Company Subsidiaries, or (ii) engage in any transaction incident to the customary cash management procedures of the Company and the Company Subsidiaries.

Section 6.3 Notification of Claims. From the date of this Agreement through the Closing Date, the Company shall, as promptly as practicable, notify Buyer of the commencement or threatened commencement of any material Actions against the Company and the Company Subsidiaries, or seeking to enjoin, modify or impose conditions upon the Contemplated Transactions, and Buyer shall, as promptly as practicable, notify the Company of the commencement or threatened commencement of any material Actions against Buyer affecting the Company, or seeking to enjoin, modify or impose conditions upon the Contemplated Transactions. In addition, the Company and Buyer shall give prompt notice to each other of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any of the conditions set forth in Article 7 not to be capable of being satisfied by the Termination Date. The delivery of any notice pursuant to this Section 6.3 shall not affect, limit or otherwise qualify, or serve as an exception to, the representations or warranties or covenants in this Agreement (or serve to amend the Company Disclosure Schedule or the Buyer Disclosure Schedule) or limit or otherwise affect the remedies available to Buyer under this Agreement.

Section 6.4 Reasonable Efforts; Regulatory Consents, Authorizations, etc.

(a) The Company and the Buyer shall use commercially reasonable and good faith efforts to consummate the Contemplated Transactions as of the earliest practicable date.

(b) The Company and Buyer further agree to (i) cooperate to promptly file or cause to be promptly filed, with all appropriate authorities, all notices, registrations, declarations, applications and other documents as may be necessary to consummate the Contemplated Transactions and (ii) thereafter diligently pursue obtaining all Required Regulatory Approvals from such authorities as may be necessary to consummate the Contemplated Transactions and allow the BD Subsidiary to operate its regulated businesses consistent with past practices.

Without limiting the foregoing, each party agrees to take all actions necessary under FINRA and NFA procedures to effect a change in control and a reissuance of a new membership agreement or obtain a new registration by succession, as the case may be, so that at the Closing, the BD Subsidiary may continue to operate its businesses consistent with past practices.

(c) If, with respect to any filing contemplated by this Section 6.4, it is necessary or advisable that a single filing be made on behalf of the Company and Buyer, the Company shall cooperate in Buyer’s preparation of such filing. If, with respect to any filing contemplated by this Section 6.4, only one filing fee is required for both parties, regardless of whether separate or joint filings are made, Buyer shall pay the appropriate filing fee.

Section 6.5 Restrictions on Buyer. Buyer agrees that, from and after the date of this Agreement and prior to the Closing, and except as expressly permitted by this Agreement or as may be agreed in writing by the Company and Buyer, Buyer shall not, and shall not permit any of its Subsidiaries or Affiliates to agree, in writing or otherwise, to take any action which would reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement or to prevent, impede or delay the consummation of the Contemplated Transactions or result in the failure to satisfy any condition to the consummation of the Contemplated Transactions.

Section 6.6 Further Assurances. The Company and Buyer agree, and Buyer, after the Closing, agrees to cause the BD Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions or effectuate the purposes and intent of this Agreement in accordance with the terms and conditions set forth in this Agreement. The Company agrees that it shall cause the members of its executive management team to cooperate with and to provide reasonable assistance to the Buyer in connection with the transition of the Business from the Company to the Buyer during the six (6) month period immediately following the Closing Date.

Section 6.7 Employee Matters.

(a) After the execution of this Agreement, and prior to the Closing, the Company shall use commercially reasonable efforts to cause each Employee of the BD Subsidiary to enter into a non-disclosure, non-solicitation and assignment of inventions agreement prepared and approved by Buyer which agreements will become effective as of, and subject to the occurrence of, the Closing (“New Non-Disclosure Agreements”).

(b) For a period of twelve (12) months following the Closing Date (the “Transition Benefit Period”), Buyer shall provide, and shall cause the BD Subsidiary to provide, the same employee benefits to the Employees at the Closing Date who are employees of the BD Subsidiary immediately following the Closing (the “Continuing Employees”) that are provided to similarly situated employees of the Buyer and the Subsidiaries of the Buyer in existence immediately prior to the Closing; provided, however, nothing in this Section 6.7 shall require Buyer to continue the employment of any Employee of the BD Subsidiary for any specified period of time. Buyer shall, and shall cause the BD Subsidiary to, treat, and cause the applicable Benefit Plans to treat, the service of Continuing Employees with the BD Subsidiary or the

Subsidiaries of the BD Subsidiary attributable to any period before the Closing as service rendered to Buyer or the BD Subsidiary for purposes of eligibility to participate and vesting, as applicable. Nothing herein contained shall obligate the Buyer or the BD Subsidiary or any of their Affiliates to continue the employment of any Continuing Employee or any other Person.

(c) From and after the Closing Date, Buyer shall permit the Continuing Employees to immediately participate in the Buyer’s 401(k) Plan (the “Buyer Savings Plan”). Buyer shall cause the Buyer’s Savings Plan to recognize service of Continuing Employees with the Company or the BD Subsidiary attributable to any period before the Effective Time for purposes of vesting thereunder. Buyer shall cause the trustee of the Buyer Savings Plan to accept on behalf of such plan a rollover contribution from any Continuing Employee or a direct rollover from the trustee of the Company’s 401(k) Savings Plan (the “Company Savings Plan”) of an amount representing such Employee’s interest under the Company Savings Plan (including for this purpose, any loan to such Employee which is part of such Continuing Employee’s account balance, provided that the loan is rolled over to the Buyer’s Savings Plan before the loan is treated as a deemed distribution under the Company Savings Plan).

(d) Company and BD Subsidiary shall take such action as necessary to terminate BD Subsidiary’s sponsorship of the Company Benefit Plans effective as of the day prior to the Closing. Except as otherwise provided in this Agreement, nothing in this Section 6.7 shall be interpreted as preventing Buyer or the BD Subsidiary from amending, modifying or terminating any Buyer Benefit Plans or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

Section 6.8 Directors’ and Officers’ Indemnification.

(a) Buyer agrees that from and after the Closing all rights to indemnification now existing in favor of individuals who at or prior to the Closing were managers, members, directors, officers or employees of the BD Subsidiary as set forth in the organizational documents of the BD Subsidiary (the “Indemnified Persons”) shall survive the consummation of the Contemplated Transactions with respect to any Action pending, asserted or incurred prior to the Closing and shall continue in full force and effect for a period of six (6) years following the Closing. From and after the Closing, Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the BD Subsidiary to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.8, without limit as to time.

(b) In the event Buyer, the BD Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, the Buyer or the BD Subsidiary, shall cause proper provision to be made so that the successors and assigns of Buyer or the BD Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.8. The provisions of this Section 6.8 shall survive the consummation of the Contemplated Transactions and expressly are intended to benefit each of the Indemnified Persons.

Section 6.9 Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with Applicable Laws and the Company’s Amended and Restated Articles of Incorporation as in effect on the date of this Agreement (“Company Articles”) and the Company’s Bylaws as in effect on the date of this Agreement (“Company Bylaws”), duly call, give notice of, convene and hold a meeting of the holders of shares of Common Stock (the “Shareholders”) to consider and vote upon approval of this Agreement and the Asset Acquisition (the “Shareholders Meeting”). The Company shall ensure that the Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Shareholders Meeting are solicited, in material compliance with Applicable Laws and the Company Articles and Company Bylaws, other than such non-compliance resulting from the failure of the representation set forth in Section 5.6 to be true and correct.

(b) The Company shall, as promptly as reasonably practicable, and in any event within 10 Business Days following the date of this Agreement, prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”), that meets in all material respects the requirements of Applicable Laws, to seek the approval of this Agreement and the Contemplated Transactions. The Company shall respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Proxy Statement shall cause such Proxy Statement to be mailed to the Shareholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall notify Buyer as promptly as reasonably practicable of the receipt of any comments of the SEC with respect to the Proxy Statement and shall provide to Buyer copies of any such written comments. Buyer shall cooperate fully with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company’s request, all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Buyer shall be provided a reasonable opportunity to review and comment on the Proxy Statement prior to its filing and dissemination to the Shareholders.

(c) If at any time prior to the Closing any information relating to the Company, Buyer or any of their respective Affiliates, officers or directors, should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement to the Proxy Statement shall be promptly filed with the SEC and disseminated to the Shareholders, to the extent required by Applicable Laws or otherwise deemed appropriate by the Company.

(d) Subject to the following sentence, the Board Recommendation shall be included in the Proxy Statement, and the Board shall use its reasonable best efforts to solicit the approval of the Agreement and the Contemplated Transactions by the Shareholders. Notwithstanding any provisions of this Agreement to the contrary, the Board may make a Change in the Board Recommendation in accordance with Section 6.10(c) and, in each such event, shall not be required to call, give notice of, convene or hold the Shareholders Meeting.

Section 6.10 Acquisition Proposals.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article 8, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it permit any director, officer or key employee of the Company or any Company Subsidiary or any of its agents or representatives (including any investment banker, attorney or accountant retained by the Company) to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing information) any inquiries with respect to, or the making of, an Acquisition Proposal, (ii) engage or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or make or authorize any statement, propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal. Notwithstanding the foregoing, the Company may contact any Person who has made, or proposes to make an Acquisition Proposal solely to request clarification of the terms and conditions of such Acquisition Proposal.

(b) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f)), or a disclosure which expresses no view of the Acquisition Proposal other than that it is pending further consideration by the Company), shall be deemed to be a Change in the Board Recommendation, unless the Board expressly publicly reaffirms the Board Recommendation in connection with such disclosure.

(c) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or any officer, director, key employee or agent or representative of the Company or any Company Subsidiary acting on behalf of or at the direction of the Company or any Company Subsidiary, or the Board at any time prior to, but not after, the time this Agreement is adopted by the Shareholders at the Shareholders Meeting, from (i) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made an unsolicited written Acquisition Proposal which is not subject to any financing contingency if the Board receives from such Person (A) an executed customary confidentiality agreement no less favorable in the aggregate to the Company than the Confidentiality Agreement (other than with respect to the standstill provisions, which shall not be required), (B) evidence reasonably satisfactory to the Board that demonstrates the financial wherewithal and capability of such Person to consummate the Acquisition Proposal, (ii) entering into a Company Acquisition Agreement and terminating this Agreement, and (iii) effecting a Change in the Board Recommendation, if and only to the extent that, (1) in each such case referred to in clause (i) or (ii) above, (A) the Board determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to result in a breach of the Board’s fiduciary duties to the Company’s stockholders under Applicable Laws and (B) such Acquisition Proposal is not a result of a breach or violation of the terms of Section 6.10(a); (2) in the case of clause (i) above, the Board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is reasonably likely that such Acquisition Proposal would result in a Superior Proposal; and (3) in the case of clause (ii) or (iii) above, the Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall send written notice of its intention to take the action referred to in clause (ii) above to Buyer, at least three Business Days prior to the taking of such action by the Company, advising Buyer that the Board is prepared to conclude that such Acquisition Proposal constitutes a Superior Proposal and during such three Business Day period the Company and its advisors shall have negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and the Board fully considers any such adjustment and nonetheless concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal.

(d) Except as expressly permitted by Section 6.9 or this Section 6.10, neither the Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer, the approval of the Agreement and the Contemplated Transactions or the Board Recommendation or take any action or make any statement in connection with the Shareholders Meeting inconsistent with such approval or Board Recommendation (collectively, a “Change in the Board Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. Until this Agreement terminates, in no event shall the Company enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Acquisition Proposal. For purposes of this Agreement, a Change in the Board Recommendation shall include any approval or recommendation (or publicly stated proposal to approve or recommend) by the Board of an Acquisition Proposal, or any failure by the Board to recommend against an Acquisition Proposal after the Board and its advisors have fully considered such proposal.

(e) The Company agrees that it will immediately cease and cause to be terminated any existing investigation, discussions or negotiations with any Person (other than the parties) with respect to any Acquisition Proposal. The Company agrees that it will use its reasonable best efforts to inform as promptly as reasonably practicable the officers, directors, key employees and representatives of the Company and the Company Subsidiaries of the obligations undertaken in this Section 6.10.

(f) From and after the execution of this Agreement, the Company shall, as promptly as reasonably practicable, notify Buyer of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer from any Person (other than Buyer) with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or the BD Subsidiary, unless such transaction is contemplated to occur following Closing, the Company gives written notice to Buyer of such transaction, and Buyer reasonably determines that such transaction does not involve or otherwise impact the BD Subsidiary, the Acquired Assets or the Business and provided further that the Company shall not enter into a letter of intent or definitive agreement with respect to such transaction prior to the Closing, (B) any direct or indirect purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a majority voting or economic interest in the Company, unless such purchase is contemplated to occur following Closing, the Company gives written notice to Buyer of such transaction, and Buyer reasonably determines that such transaction does not involve or otherwise impact the BD Subsidiary, the Acquired Assets or the Business and provided further that the Company shall not enter into a letter of intent or definitive agreement with respect to such transaction prior to the Closing, or (C) any direct or indirect purchase of assets, securities or ownership interests representing an amount equal to or greater than a majority of the consolidated assets, net income or net revenues of the Company and the Company Subsidiaries taken as a whole (including stock or other equity securities of the Company Subsidiaries) unless such purchase is contemplated to occur following Closing, the Company gives written notice to Buyer of such transaction, and Buyer reasonably determines that such transaction does not involve or otherwise impact the BD Subsidiary, the Acquired Assets or the Business and provided further that the Company shall not enter into a letter of intent or definitive agreement with respect to such purchase prior to the Closing, or (D) any direct or indirect purchase of the equity interests or the Assets of the BD Subsidiary.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal (accompanied by evidence reasonably satisfactory to the Board, including written third-party financing commitments from reputable financial institutions if the Acquisition Proposal is to be financed in whole or in part with third-party financing, and a recent balance sheet of the person making such Acquisition, which demonstrates the capability of such Person to consummate the Acquisition Proposal) made by a Person other than a party to this Agreement that is on terms that the Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes would be superior to the Contemplated Transactions, including from a financial point of view to the Contemplated Transactions, taking into account all legal, financial, regulatory and other aspects of the proposal (including any proposal by Buyer to amend the terms of this Agreement and including in each case the risks and probabilities of consummation).

Section 6.11 Third-Party Consents. The Company will give, and will cause the BD Subsidiary to give, as promptly as reasonably practicable, any notices to third parties and will use, and will cause the BD Subsidiary to use, commercially reasonable efforts to obtain any third party consents that are required under any Material Contracts in connection with the consummation of the Contemplated Transactions.

Section 6.12 Reconciliation of Cash Payments. On or before the Closing Date, the Company shall prepare and deliver to Buyer a detailed statement of all cash payments made by the BD Subsidiary to the Company or any third party vendors between the Cash Measurement Time and the Closing Cash Measurement Date.

Section 6.13 Insurance Claims. From and after the Closing, the Company agrees to take all actions reasonably requested by Buyer with respect to any claims of the BD Subsidiary arising under the Company Insurance Policies and relating to events that occurred prior to the Closing.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Each Party’s Obligation to Close. The obligation of the parties to consummate the Contemplated Transactions shall be subject to the fulfillment, at or before the Closing, of the conditions set forth below in this Section 7.1. The parties may mutually agree to waive in writing any or all of these conditions.

(a) All Required Regulatory Approvals shall have been obtained and shall be in full force and effect as of the Closing, and any applicable waiting periods in connection therewith shall have expired or been terminated.

(b) There shall be no Applicable Law of any nature of any Authority that is in effect that prohibits the consummation of the Contemplated Transactions.

(c) The Contemplated Transactions shall have been approved and adopted by the Shareholders in accordance with the IBCA, and such approval and adoption shall be in full force and effect as of the Closing.

(d) There shall not be pending or threatened in writing any Action by any Authority under any Applicable Law seeking to enjoin or otherwise prevent the consummation of the Contemplated Transactions.

Section 7.2 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the Contemplated Transactions shall be subject to the satisfaction, at or before the Closing, of all of the conditions set forth below in this Section 7.2. Buyer may waive in writing any or all of these conditions in whole or in part without prior notice.

(a) (i) (A) the representations and warranties of the Company in this Agreement that are not qualified as to Company Material Adverse Effect or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of the Closing Date, except (y) with respect to the representations and warranties set forth in the first sentence of Section 4.8 and Section 4.9, which shall be true and correct in all respects except for any failure to be so true and correct which has not had and would not reasonably be expected to cause a Company Material Adverse Effect and (z) except for representations and warranties which are as of a particular date, which shall be so true and correct in all material respects as of such date; and (B) those representations and warranties of the Company in this Agreement that are qualified as to Company Material Adverse Effect or materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be true and correct as of such date; provided, however, that the failure to disclose information that is that is expressly disclosed on the face of any SEC Report (not including risk factors, forward-looking statements or statements regarding off-balance sheet arrangements) shall not be considered for purposes of determining the accuracy of the representations and warranties of the Company for purposes of this Section 7.2(a); and

(ii) the Company and each of the Company Subsidiaries shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) The Company shall have provided to Buyer true and complete copies of the certificate of incorporation or formation (as applicable) of the Company and the BD Subsidiary, and (ii) a true and complete copy of the by-laws or limited liability company operating agreement (as applicable) of the Company and the BD Subsidiary, with all amendments thereto, as in effect on the date of this Agreement and the Closing Date.

(c) The Company shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) a copy of the resolutions of the Company Board of Directors authorizing and approving the applicable matters contemplated hereunder, and (ii) the satisfaction of the condition set forth in 7.1(c).

(d) Since the date hereof, there has not been any Company Material Adverse Effect.

(e) The Company shall have delivered to Buyer all Required Company Regulatory Approvals.

(f) The Company shall have delivered to Buyer all Required Company Third-Party Consents set forth on Schedule 7.2(f).

(g) The Company shall have delivered to Buyer all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the BD Subsidiary, the Business, and the Acquired Assets, if not already located on the premises of the BD Subsidiary.

(h) The Company shall have delivered to Buyer a certificate stating that the BD Subsidiary is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or similar provision of the Code.

(i) Buyer shall have received from the Company a certificate dated as of the Closing Date and signed by an authorized officer of the Company certifying its compliance with the conditions set forth in Section 7.2(a).

(j) The Company shall have delivered to Buyer resignations from each officer, manager or director of the BD Subsidiary with respect to their titles as officer, manager or director, respectively, that has been requested by Buyer prior to the Closing.

(k) The Company shall have changed its corporate name to remove any reference to the words “Terra Nova.”

Section 7.3 Conditions to the Company’s Obligation to Close. The obligation of the Company to consummate the Contemplated Transactions shall be subject to the satisfaction, at or before Closing, of all of the conditions set forth below in this Section 7.3. The Company may waive in writing any or all of these conditions in whole or in part without prior notice.

(a) (i) (A) The representations and warranties of Buyer in this Agreement that are not qualified as to Buyer Material Adverse Effect or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be so true and correct in all material respects as of such date, and (B) those other representations and warranties of Buyer in this Agreement that are qualified as to Buyer Material Adverse Effect or materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date except, in each case, for representations and warranties which are as of a particular date, which shall be true and correct as of such date; and

(ii) Buyer shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) The Company shall have received from Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Buyer certifying Buyer’s compliance with the conditions set forth in Section 7.3(a).

ARTICLE 8

TERMINATION; FEES AND EXPENSES

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing, by mutual written consent of the Company and Buyer by action of their respective Boards of Directors.

Section 8.2 Termination by Either Buyer or the Company. This Agreement may be terminated at any time prior to the Closing by action of Buyer or the Company if:

(a) the Closing shall not have been consummated by 5:00 p.m. Chicago time on the Termination Date, whether such date is before or after the date of the approval of this Agreement and the Contemplated Transactions by the Shareholders; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by the Termination Date;

(b) the Shareholders shall have failed to adopt and approve this Agreement and the Asset Acquisition at the Shareholders Meeting (after giving effect to all adjournments or postponements thereof); or

(c) any Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions and such order, decree or ruling or other action shall have become final and nonappealable.

Section 8.3 Termination by the Company. This Agreement may be terminated at any time prior to the Closing, whether before or after adoption of this Agreement by the Shareholders, by the Company if:

(a) there has been a breach of any representations, warranties, covenants or agreements made by Buyer in this Agreement, or any such representations and warranties shall have become untrue or incorrect, such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach or failure to be true and correct is not cured within thirty (30) calendar days (but not later than the Termination Date) following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company shall agree, during which Buyer exercises reasonable best efforts to cure); or

(b) the Board shall have exercised its termination rights set forth in Section 6.10(c).

Section 8.4 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing, whether before or after adoption of this Agreement by the Shareholders, by action of Buyer if:

(a) the Board shall have (i) withdrawn, qualified or modified its approval of this Agreement in a manner adverse to Buyer, or approved or recommended any Acquisition Proposal (other than this Agreement and the Contemplated Transactions) or shall have resolved to do any of the foregoing, (ii) failed to recommend against a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (iii) failed to reconfirm a recommendation to adopt and approve this Agreement and the Contemplated Transactions within five (5) days after Buyer requests in writing that it do so; or (iii) the Company shall have violated or breached any of its obligations under Section 6.10(a); or

(b) there has been (i) a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect, such that, in any case, the conditions set forth in Section

7.2(a) would not be satisfied and such breach or failure to be true and correct is not cured within thirty (30) calendar days (but not later than the Termination Date) following receipt of written notice from Buyer of such breach or failure (or such longer period to which Buyer shall agree), during which the Company exercises reasonable best efforts to cure or (ii) since the date of this Agreement, there shall have occurred a Company Material Adverse Effect. Notwithstanding the foregoing, the Company shall not be deemed to be in breach of any such representation or warranty to the extent such breach would be a result of the failure to disclose information that is expressly disclosed on the face of any SEC Report (not including risk factors, forward-looking statements or statements regarding off-balance sheet arrangements).

Section 8.5 Effect of Termination and Abandonment. If this Agreement is validly terminated pursuant to this Article 8, this Agreement shall become void and of no effect, other than the provisions of this Section 8.5, Section 6.1(b), Section 8.6, and Article 9 without any liability on the part of any party or its Affiliates, directors, officers, shareholders, members, managers, employees, agents and representatives; provided, however, that nothing herein shall relieve a party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.6 Fees and Expenses. (a) In the event that:

(i) (A) any Person (other than Buyer or its Affiliates) shall have made public and not withdrawn an Acquisition Proposal and (B) within twelve (12) months of termination of this Agreement, the Company enters into an agreement with respect to any Acquisition Proposal;

(ii) the Company shall have terminated this Agreement pursuant to Section 8.3(b) and at the time of termination, none of the Required Buyer Regulatory Approvals shall have been denied; or

(iii) Buyer shall have terminated this Agreement pursuant to Section 8.4(a) and at the time of termination, none of the Required Buyer Regulatory Approvals shall have been denied; or

(iv) Buyer shall have terminated this Agreement pursuant to Section 8.4(b) following an intentional breach by the Company of any covenant in this Agreement or an intentional action or omission by the Company which prevents the conditions in Section 7.2(a) from being satisfied; provided that, at the time of termination, none of the Buyer Required Approvals shall have been denied;

then, in any such event, the Company shall pay to Buyer a termination fee in cash of $1,100,000 (the “Termination Fee”). Any Termination Fee that becomes payable shall be paid (x) in the case of clause (i) above, not later than the second Business Day after the date on which the Company enters into an agreement with respect to the Acquisition Proposal, and (y) in the case of clauses (ii) and (iii) above, on not later than the second Business Day after the date that this Agreement is terminated, in each case payable by wire transfer of same day funds.

(b) In the event of any termination of this Agreement as provided in this Article 8, Buyer shall forthwith return (or, at its election, destroy and certify such destruction to the Company) all documents and other materials received from the Company relating to the

Contemplated Transactions, whether so obtained before or after the execution of this Agreement, to the Company, and all Evaluation Material (as such term is used in the Confidentiality Agreement) received by Buyer or its representatives or agents shall be dealt with in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c) Buyer’s right to receive payment of the Termination Fee from the Company is the sole and exclusive remedy of Buyer and its Affiliates against the Company or any of its former, current or future directors, officers, employees, agents, stockholders, representatives, affiliates or assignees (collectively, “Company Related Persons”) in connection with the termination of this Agreement in the circumstance described in this Section 8.6 and upon payment or tender of such amount, neither the Company nor any of the Company Related Persons shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Survival of Representations and Warranties. The representations, warranties, covenants, and agreements in this Agreement shall not survive the Closing or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Closing, shall survive consummation of the Contemplated Transactions.

Section 9.2 Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, the parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in federal courts in the Northern District of Illinois or Delaware Chancery Court, and each of the parties hereby irrevocably consents to the jurisdiction of either such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or hereafter have to the laying of the venue of any such Action in such court or that any such Action which is brought in such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 9.2 shall be deemed effective service of process on such party.

Section 9.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.4 Successors and Assigns. This Agreement shall not be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.5 No Waiver. No waiver by any party of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party. Each and all of the several rights and remedies of either party under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

Section 9.6 Entire Agreement; Amendments. This Agreement, including the exhibits attached to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous written or oral agreements between them or any of their related entities or Affiliates with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon any party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

Section 9.7 Notices. All notices, requests and demands to or upon the respective parties, and all statements and accountings given or required to be given under this Agreement, shall be made by personal service, sent by nationally recognized overnight courier service or certified or registered mail, return receipt requested, postage prepaid, or by confirmed facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties, and shall be deemed received when delivered to the designated address:

(a)	if to the Company, to:

Terra Nova Financial Group, Inc.
100 South Wacker Drive, Suite 1550
Chicago, IL 60606
Attention: Murrey Wanstrath
Facsimile: (312) 849-4427

with a copy to:

Barnes & Thornburg LLP
One North Wacker Drive, Suite 4400
Chicago, IL 60602
Attention: Mark Kindelin
Facsimile: (312) 759-5646

(b)	if to Buyer, to:

Lightspeed Financial, Inc.
148 Madison Avenue, 9th Floor
New York, NY 10016
Attention: Stephen Ehrlich
Facsimile: (678) 624-6440

with a copy to:

Day Pitney LLP
One International Place
Boston, MA 02110
Attention: Jeffrey A. Clopeck
Facsimile: (617) 345-4745

Section 9.8 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois.

Section 9.9 Publicity. Any public announcement made by or on behalf of the parties prior to the termination of this Agreement pursuant to Article 8 concerning this Agreement, the Contemplated Transactions or any other aspect of the dealings heretofore had or hereafter to be had between the Company and Buyer and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld); provided, however, that the parties may, without the consent of the other, make any disclosures required to comply with Applicable Laws or stock market listing requirements applicable to a party, except such consent shall be sought where practicable to do so.

Section 9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit or other subdivision, (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (c) reference to any Article, Section, Schedule or Exhibit is reference to such Article or Section of, or Schedule or Exhibit to, this Agreement unless specifically noted otherwise, (d) “days” means calendar days, (e) all defined terms in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise indicated therein, (f) all defined terms in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case, vice versa, (g) references in this Agreement to specific laws (such as the Code and ERISA) or to specific provisions of laws include all rules and regulations promulgated thereunder, and (h) any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. No provisions of this Agreement shall be interpreted or construed against any party solely because such party or its legal representative drafted such provision.

Section 9.11 Expenses. Except as specifically provided in Section 8.6, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, except filing fees incurred in connection with SEC filings relating to the Contemplated Transactions and printing and mailing costs related thereto, all of which shall be shared equally by Buyer and the Company.

Section 9.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement (including Sections 6.7 and 6.8), this Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any Person other than the parties.

Section 9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision or portion of any provision of this Agreement is held or found to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.15 Specific Performance. The parties agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedy at law or equity, each party shall be entitled, without the necessity of posting a bond or other form of security, to specific performance or injunctive or such other relief as a court may deem just and proper in order to enforce this Agreement or prevent any violation or threatened violation of the provisions of this Agreement. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

COMPANY:

TERRA NOVA FINANCIAL GROUP, INC.

By:	/s/ Bernay Box
Name: Bernay Box
Title: Chairman and Chief Executive Officer

BUYER:

LIGHTSPEED FINANCIAL, INC.

By:	/s/ Stephen Ehrlich
Name: Stephen Ehrlich
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]